Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Pareteum Corporation (the “Company”) of our reports dated June 28, 2018, October 20, 2017 and November 3, 2016 relating to the consolidated financial statements of Artilium plc (which expresses an unqualified opinion), appearing in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 3, 2018.

We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of the Registration Statement.

/s/ PKF Littlejohn LLP
PKF Littlejohn LLP
London, England

November 30, 2018